EXHIBIT (d)(2)(O)


                       AMENDED SCHEDULE B

              COMPENSATION FOR SERVICES TO SERIES


     For the services provided by EII Realty Securities, Inc. ("Portfolio Manager") to the following Series of The GCG Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, payable monthly, based on the average daily net assets of the Series at the following annual rate of the average daily net assets of the Series:

     SERIES                        RATE

     Real Estate Series            0.50% on first $70 million; and
                                   0.40% on assets in excess of $70
                                   million.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the 26th day February, 1999.

                                   THE GCG TRUST


/s/Marily Talman                   By:/s/Myles R. Tashman
--------------------------------      -------------------------------
Attest

Assistant Secretary                Secretary
--------------------------------   ----------------------------------
Title                              Title

                                   DIRECTED SERVICES, INC.


/s/Marily Talman                   By:/s/Myles R. Tashman
--------------------------------      -------------------------------
Attest

Vice President & Assistant         Secretary
Secretary
--------------------------------   ----------------------------------
Title                              Title

                                   EII REALTY SECURITIES, INC.


/s/Lynn Marinaccio                 By:/s/Cydney C. Donnell
--------------------------------      -------------------------------
Attest

Director of Client Services        Managing Director
--------------------------------   ----------------------------------
Title                              Title